Exhibit 99.1

ENTERTAINMENT PROPERTIES TRUST REPORTS

FIRST QUARTER RESULTS

Kansas City, MO, May 3, 2010 — Entertainment Properties Trust (NYSE:EPR) today announced operating results for the first quarter ended March 31, 2010.

Total revenue was $75.5 million for the first quarter of 2010 compared to $66.7 million for the same quarter in 2009. Net income available to common shareholders was $22.5 million, or $0.52 per diluted common share, for the first quarter of 2010 compared to net income available to common shareholders of $17.8 million, or $0.52 per diluted common share, for the same quarter in 2009. Funds From Operations (FFO) for the first quarter of 2010 was $33.8 million or $0.78 per diluted common share, compared to FFO of $29.0 million, or $0.84 per diluted common share, for the same quarter in 2009.

David Brain, President and CEO, commented on the results, “Our primary asset classes continued their strength in the first quarter, and we benefited from the completion of recent key acquisitions. Theatre industry box office results continue to shine, up 8% year-to-date over last year’s record performance, and with a solid pipeline of select acquisitions, the Company is certainly poised to continue to create value for shareholders.”

A reconciliation of FFO and the items impacting results for the first quarter follow:

(dollars in millions, except per share amounts)

	Amount	FFO/share
Provision for loan losses - Cappelli related note receivable	$(0.7)	$(0.02)
Transaction costs	(7.5)	(0.17)

Total charges	(8.2)	(0.19)
Gain on acquisition	8.4	0.19

Net adjustments	0.2	—

FFO	33.8	0.78
Less net adjustments	(0.2)	—

FFO as adjusted	$33.6	$0.78

Dividends declared per common share		$0.65
FFO payout ratio, as adjusted		83%

Portfolio Highlights

As of March 31, 2010, the Company’s real estate portfolio consisted of 96 megaplex theatres (including four joint venture properties) totaling approximately 7.9 million square feet, and restaurant, retail and other destination recreation and specialty properties totaling 4.4 million square feet. The Company also owned 27 public charter schools, and eight vineyards totaling approximately 1,590 acres and ten wineries totaling approximately 850 thousand square feet. In addition, as of March 31, 2010, the Company’s real estate mortgage loan portfolio had a carrying value of $435.0 million and included financing provided for entertainment, retail and recreational properties, including ten metropolitan ski areas covering approximately 6,100 acres in six states. At March 31, 2010, the Company’s megaplex theatres were 100% occupied, and its overall real estate portfolio was 98% occupied.

Theatres

Strength in the box office has continued in 2010, with total U.S. box office receipts up approximately 8% over prior year. Management believes the box office results continue to demonstrate the widespread acceptance of new 3D technology, reinforcing its appeal and the opportunity that it unlocks in terms of increased attendance and premium ticket prices.

Ski

Ski assets continue to perform well with preliminary 2009-10 season numbers through March increasing over the prior year. Year to date ski revenue is up approximately 7% and admissions are up approximately 8% over the prior year.

Investment Update

As previously communicated, on January 21, 2010, the Company completed an additional investment with Imagine Schools, Inc., one of the leading operators of public charter schools in the country. The $48 million transaction added five new schools at a cost of approximately $44 million, and the Company committed to provide approximately $4 million in expansion capital for two schools. The new schools contain over 357,000 square feet of educational space and have an enrollment in excess of 2,600 students. All of the Imagine schools owned by the Company, including those in this tranche, are governed by a triple-net master lease with a 25 year primary term that is classified as a direct financing lease. The total portfolio now includes 27 public charter schools located in nine states and the District of Columbia.

On March 4, 2010, the Company completed the acquisition of Toronto Dundas Square, previously in receivership, by paying off senior debt of approximately $122 million Canadian dollars. As a result of the closing of this acquisition, the Company’s second mortgage note on the project has been extinguished. In conjunction with the acquisition, the Company closed on a $100 million Canadian first mortgage credit facility with a group of banks. The Company recorded a gain on acquisition of approximately $8.4 million US and expensed transaction costs of $7.5 million US during the quarter primarily related to transfer taxes and other costs associated with this acquisition. Toronto Dundas Square is a 13-level entertainment retail center located in downtown Toronto, consisting of approximately 330,000 square feet of net rentable area and a signage business consisting of 25,000 square feet of digital and static signage.

As previously communicated, the Company is not currently funding the cash flow shortfalls related to its joint venture interest in the White Plains, New York entertainment retail center. Included in FFO per share and FFO per share, as adjusted for the quarter ended March 31, 2010 is a loss of $1.6 million or $0.04 per share associated with this investment, none of which has been funded by the Company. At March 31, 2010, the debt on the center, which approximates the property’s carrying value, totaled $118.2 million, with $112.5 million of this debt scheduled to mature in October 2010. Given that the debt is non-recourse to the Company and the Company is in various disputes with the joint venture’s minority partner, the Company may elect to surrender the property at the loan’s maturity.

At March 31, 2010 there was in excess of $125 million of unrestricted cash on hand and availability under the revolver.

Dividend Information

On March 15, 2010, the Company declared a regular quarterly cash dividend of $0.65 per common share, which was paid on April 15, 2010 to common shareholders of record on March 31, 2010. This dividend represents an annualized dividend of $2.60 per common share. The Company also declared and paid fourth quarter cash dividends of $0.4844 per share on the 7.75% Series B Preferred Shares, $0.3594 per share on the 5.75% Series C Convertible Preferred Shares, $0.4609 per share on the 7.375% Series D Preferred Shares and $0.5625 per share on the 9.00% Series E Convertible Preferred Shares.

Quarterly Supplemental

The Company’s supplemental information package for the first quarter ended March 31, 2010 is available on the Company’s website at www.eprkc.com.

ENTERTAINMENT PROPERTIES TRUST

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands except per share data)

	Three Months Ended March 31,
	2010	2009
Rental revenue	$56,972	$50,411
Tenant reimbursements	5,660	4,635
Other income	236	1,140
Mortgage and other financing income	12,592	10,518

Total revenue	75,460	66,704

Property operating expense	9,734	8,019
Other expense	401	618
General and administrative expense	5,089	4,046
Interest expense, net	19,219	17,437
Transaction costs	7,524	79
Provision for loan losses	700	—
Depreciation and amortization	12,403	12,629

Income before equity in income in joint ventures and gain from acquisition	20,390	23,876

Equity in income from joint ventures	233	219
Gain on acquisition	8,468	—

Net income	$29,091	$24,095

Add: Net loss attributable to noncontrolling interests	984	1,234

Net income attributable to Entertainment Properties Trust	30,075	25,329

Preferred dividend requirements	(7,552)	(7,552)

Net income available to common shareholders of Entertainment Properties Trust	$22,523	$17,777

Per share data attributable to Entertainment Properties Trust common shareholders:

Basic	$0.53	$0.52

Diluted	$0.52	$0.52

Shares used for computation (in thousands):
Basic	42,850	34,363
Diluted	43,141	34,363

ENTERTAINMENT PROPERTIES TRUST

Reconciliation of Net Income Available to Common Shareholders

to Funds From Operations (FFO) (A)

(Unaudited, Dollars in thousands except per share data)

	Three Months Ended March 31,
	2010	2009
Net income available to common shareholders of Entertainment Properties Trust	$22,523	$17,777
Real estate depreciation and amortization	12,273	12,434
Allocated share of joint venture depreciation	65	65
Noncontrolling interest	(1,033)	(1,323)

FFO available to common shareholders of Entertainment Properties Trust	33,828	28,953

FFO per common share attributable to Entertainment Properties Trust:
Basic	$0.79	$0.84
Diluted	0.78	0.84

Shares used for computation (in thousands):
Basic	42,850	34,363
Diluted	43,141	34,363

Other financial information:
Straight-lined rental revenue	346	561
Dividends per common share	$0.65	$0.65

(A)

The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under Generally Accepted Accounting Principles (GAAP) and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO, as defined under the NAREIT definition and presented by us, is net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company’s operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus charges for loan losses, impairments and transaction costs. FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company’s operations, cash flows or liquidity as defined by GAAP.

The dilutive effect of potential common shares from the exercise of share options is included in diluted earnings per share except in those periods with a loss from continuing operations.

The additional 1.9 million common shares that would result from the conversion of the Company’s 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of the Company’s 9.00% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share and FFO per share for the three months ended March 31, 2010 and 2009 because the effect is anti-dilutive.

ENTERTAINMENT PROPERTIES TRUST

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	As of March 31, 2010	As of December 31, 2009
	(unaudited)
Assets
Rental properties, net	$2,044,810	$1,854,629
Property under development	13,619	12,729
Mortgage notes and related accrued interest receivable, net	434,980	522,880
Investment in a direct financing lease, net	215,196	169,850
Investment in joint ventures	4,356	4,080
Cash and cash equivalents	21,029	23,138
Restricted cash	10,770	12,857
Intangible assets, net	38,451	6,727
Deferred financing costs, net	14,010	12,136
Accounts receivable, net	37,391	33,289
Notes and related accrued interest receivable, net	7,247	7,898
Other assets	20,646	20,519

Total assets	$2,862,505	$2,680,732

Liabilities and Equity
Accounts payable and accrued liabilities	$48,375	$28,411
Dividends payable	35,427	35,432
Unearned rents and interest	5,087	7,509
Long-term debt	1,308,623	1,141,423

Total liabilities	1,397,512	1,212,775

Entertainment Properties Trust shareholders’ equity	1,470,871	1,472,862
Noncontrolling interests	(5,878)	(4,905)

Equity	1,464,993	1,467,957

Total liabilities and equity	$2,862,505	$2,680,732

About Entertainment Properties Trust

Entertainment Properties Trust (NYSE:EPR) is a real estate investment trust (REIT) that develops, owns, leases, and finances properties for consumer-preferred, high-quality businesses. EPR’s investments are guided by a focus on inflection opportunities that are associated with or support enduring uses, excellent executions, attractive economics, and an advantageous market position. The Company’s total assets exceed $2.8 billion and include megaplex movie theatres and entertainment retail centers, as well as other destination recreational and specialty investments. Further information is available at www.eprkc.com or from Jon Weis at 888-EPR-REIT or info@eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements may refer to our financial condition, results of operations, plans, objectives, acquisition or disposition of properties, future expenditures for development projects, capital resources, future financial performance and business. Forward-looking statements are not guarantees of performance. They involve numerous risks, uncertainties and assumptions. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “will be,” “continue,” “hope,” “goal,” “forecast,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” “would,” “may” or other similar expressions contained or incorporated by reference herein. In addition, references to our budgeted amounts are forward looking statements. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.